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                                                                    EXHIBIT 10.8

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                SNOWDON & ASSOCIATES MANAGEMENT CONSULTANTS LTD.
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November 30, 2001

Mr. Alan Lindsay
M-I Vascular Innovations, Inc.
8765 Ash Street, Unit 1
Vancouver, BC V6P 6T3
4

                RE: PREPARATION OF BUSINESS PLAN FOR M-I VASCULAR

Dear Mr Lindsay:

Thank you for your request that Snowdon & Associates Management Consultants Ltd. ("Snowdon") provides professional services to M-I Vascular Innovations, Inc. ("MIVI" or "the Company") for the preparation of its Business Plan. business partners and other interested parties.

BUSINESS PLAN REQUIREMENTS

We understand that the Company requires a new business plan that reflects the proposed changes in its business activities and its new strategic focus on drug delivery and therapeutic technologies for vascular disorders. This document will be used for investment purposes, as well as to present the business activities and objectives of the Company to existing investors, potential.

Snowdon would be pleased to work with the management of MIVI to prepare a business plan that would incorporate information on the following areas:

o        Corporate Overview

o        Business & Product Development Strategy

o        Technologies & Target Markets

o        Product Development Plans

o        Market Analysis

o        Management Team

o        Licenses & Collaborative Agreements

o        Intellectual Property

o        Financial Requirements & Projections

o        Capital Structure & Investment Plan

o        Business Risks

The specific contents and structure of the business plan will be defined during an initial review of the Company, its business focus and technologies. During this review, Snowdon will also identify which aspects of the information are available from the Company and what additional information needs to be gathered in order to prepare the Business Plan.

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SNOWDON - Proposal to M-I Vascular                                        Page 2
November 30, 2001
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Snowdon understands that M-I Vascular requires a completely new Business Plan that reflects its strategic change in business objectives, as well as provides a professional representation of the Company's technologies, product opportunities and future market potential. The objective will be to prepare a professional document with contents suitable both for the support of the proposed investment activities and for submission to potential business collaborators.

TERMS & PROFESSIONAL FEES

In order to assist MIVI to prepare its Business Plan prior to raising additional financing for the Company, Snowdon is prepared to reduce its current professional fees from $1,500 per diem to $1,000 per diem and to quote a fixed price for this assignment. In return, MIVI will provide Snowdon with an option package.

On this basis, Snowdon will prepare a new Business Plan for MIVI, including a separate Executive Summary suitable for potential investors, for a total professional fee of $20,000. Applicable taxes and out-of-pocket expenses are extra and will be invoiced at Snowdon's cost. Expenses are anticipated to include long-distance phone calls, reference materials, database services, courier, copying and other reasonable expenses associated with preparing the Business Plan. Snowdon will advise M-I Vascular in advance if any individual expense is anticipated to exceed $500.

In addition to the above professional fee, MIVI will provide 100,000 options in the Company exercisable for 5 years at the current market price of US$0.55 per share (or the current share price, if lower) and vested upon completion of the Business Plan. These options will be issued to either Snowdon or Dr. Allison, as agreed between the parties.

A retainer of $5,000 is requested prior to initiation of this assessment and this will be applied against the final invoice. Snowdon will invoice the Company for an additional $10,000 plus expenses when the final draft of the Business Plan is submitted to MIVI and the remainder upon delivery of the final document. The Company agrees to provide payment for these invoices within 10 days of receipt.

During preparation of the Business Plan, MIVI will allow Snowdon access to all of the available information on the Company, its technology, corporate history, financial projections and other areas relevant to preparation of this document. In addition, Snowdon will be permitted to meet with employees of MIVI, its scientific researchers, business collaborators and consultants to discuss those areas of the Company's development with which they are involved.

If MIVI requests that Snowdon conduct additional tasks beyond those indicated above, then both parties will agree on such additional tasks and the time estimate before proceeding with such additional work. Should this project be terminated prior to completion of requested work, the Company agrees that it is responsible for all costs and fees accrued to the date of termination, plus any expenses committed to date and project termination costs. The date of termination is defined as the date that Snowdon receives notification in writing from the Company of project termination.

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SNOWDON - Proposal to M-I Vascular                                        Page 3
November 30, 2001
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CONFIDENTIALITY

During the course of the project, Snowdon may acquire confidential information from MIVI, UBC or any other business partner. We agree not to use, other than in connection with the project, or disclose to third parties, any such confidential information for as long as it remains unpublished, unless it is already known to us prior to disclosure by either the Company or UBC.

AUTHORIZATION TO PROCEED

Please confirm our proceeding with this phase of the assignment and your agreement with the terms by signing the enclosed copy of this letter and providing the requested retainer. I look forward to working with M-I Vascular on this assignment.

Sincerely,                The terms and conditions of this letter are agreed to:

                          Date: ________________________________________________


                          By: __________________________________________________
Linda Allison, Ph.D.
President
SNOWDON & ASSOCIATES      Name:_________________________________________________


                          for M-I Vascular Innovations, Inc.

















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